Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-113557 and 333-119266) and Form S-8 (Nos. 333-137397, 333-119271, 333-118090, 333-104685, 333-69116, 333-52512, 333-95673, 333-92173, 333-58183, 333-77321, 333-02889, 333-00779 and 333-14241) of Adaptec, Inc. of our report dated January 17, 2007, except for the second to last paragraph of Note 10, as to which the date is October 17, 2008, relating to the financial statements of Aristos Logic Corporation, which is included in this Current Report on Form 8-K/A of Adaptec, Inc.

/s/ PricewaterhouseCoopers LLP
Orange County, California
October 17, 2008